Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement No. 333-202730 on Form S-1/A of our report dated February 26, 2014, related to the combined financial statements of WIH La Quinta Inn Hotels as of December 31, 2012 and 2013 and for each of the three years in the period ended December 31, 2013, appearing in the Current Report on Form 8-K of La Quinta Holdings Inc. dated March 23, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

March 23, 2015